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Exhibit 4.8

     SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of February 15, 2000 among PNC Funding Corp, a Pennsylvania corporation, as issuer (the “Company”), PNC Bank Corp. (formerly known as PNC Financial Corp), a Pennsylvania corporation (the “Guarantor”) and The Chase Manhattan Bank (formerly known as Chemical Bank as successor by merger to Manufacturers Hanover Trust Company, as trustee (the “Trustee”).

     WHEREAS each of the Company, the Guarantor and the Trustee have heretofore executed and delivered to the Trustee an Indenture dated as of December 1, 1991, as amended by a Supplemental Indenture dated as of February 15, 1993 (as so amended, the “Indenture”);

     WHEREAS, pursuant to Section 3.01 of the Indenture and an Officers’ Certificate dated November 2, 1999 (the “Authorizing Officers’ Certificate”), the Company has heretofore created and issued a series of Securities designated as the “7.50% Subordinated Noted Due 2009” (the “Notes”) limited to $400,000,000 in aggregate principal amount;

     WHEREAS Section 3.01 of the Indenture provides that the aggregate principal amount of all Securities that may be issued, authenticated and delivered under the Indenture is unlimited;

     WHEREAS Section 9.02 of the Indenture provides that when authorized by a Board Resolution and with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series (voting as one class) affected by such supplemental indenture or indentures, by Act of said Holders, delivered to the Company, the Guarantor and the Trustee, the Trustee may enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities of each such series under the Indenture;

     WHEREAS the purpose of this Second Supplemental Indenture is to provide for the issuance of up to $100,000,000 aggregate principal amount of additional Notes with the same terms as the Notes in accordance with Section 3.01 of the Indenture (the “Additional Notes”);

     WHEREAS the Holders of the Notes are the only Holders of Securities issued under the Indenture that will be affected by any supplemental indenture providing for the issuance of Additional Notes and this Second Supplemental Indenture;

     WHEREAS on February 11, 2000, the Holders of at least a majority in principal amount of the Outstanding Notes, by Act of such Holders, consented to the amendment of this Indenture and the execution and delivery of a supplemental indenture to provide for the issuance of up to $100,000,000 aggregate principal amount of the Additional Notes; and

     WHEREAS the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture and all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects.

     NOW THEREFORE, the Company, the Guarantor and the Trustee hereby agree that the following Sections of this Second Supplemental Indenture supplement and amend the

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Indenture to provide for the issuance of Additional Notes proposed to be issued thereunder on or after the date of this Second Supplemental Indenture:

     SECTION 1. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

     SECTION 2. Issuance of Additional Notes. (a) The terms of the Notes are hereby amended to permit the Company to issue from time to time on or after the date hereof up to $100,000,000 aggregate principal amount of Additional Notes under the Indenture, so that the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is limited to $500,000,000, subject to the exceptions set forth in paragraph 3 of the Authorizing Officers’ Certificate. Additional Notes shall constitute the same series as the Notes and be treated as a single class with the Outstanding Notes for all purposes under the Indenture.

     (b) The Additional Notes shall have the same terms as the Notes as set forth in the Authorizing Officers’ Certificate with respect to the interest rate, interest accrual, interest payment dates, maturity, redemption provisions, and other terms.

     (c) No Additional Notes may be issued with original issue discount for United States Federal income tax purposes.

     SECTION 3. Forms of Notes. (a) Each certificate representing Notes that is issued after the date hereof shall (i) refer to this Second Supplemental Indenture and (ii) specify the revised aggregate principal amount of Notes that may be issued pursuant to the Indenture.

     SECTION 4. This Second Supplemental Indenture. This Second Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

     SECTION 5. GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE JURISDICTION WHICH GOVERN THE INDENTURE AND ITS CONSTRUCTION.

     SECTION 6. Counterparts. This Second Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

     SECTION 7. Headings. The headings of this Second Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

     SECTION 8. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture.

     SECTION 9. Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or

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unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

(Corporate Seal)	PNC FUNDING CORP, as Issuer,
Attest:

/s/ THOMAS R. MOORE	by /s/ RANDALL C. KING

Secretary	Name: Randall C. King
Title: Senior Vice President

(Corporate Seal)	PNC BANK CORP, as Guarantor,
Attest:

/s/ THOMAS R. MOORE	by /s/ RANDALL C. KING

Secretary	Name: Randall C. King
Title: Senior Vice President

(Corporate Seal)	THE CHASE MANHATTAN BANK,
Attest:	as Trustee

/s/ N. RODRIGUEZ	by /s/ WILLIAM G. KEENAN

Title: Natalia Rodriguez	Name: William Keenan
Trust Officer	Title: Trust Officer